Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2005 relating to the financial statements and financial statement schedule, which appear in Alnylam Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in the Form S-3 (File No. 333-129905). We also consent to the reference to us under the heading “Experts” which is incorporated by reference in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, MA
January 23, 2006